October 26, 2012

Dear Shareholder:

Ninety-two years strong, we stand ready for the next generation of Roma Financial Corporation (the “Company”) and our principal bank, Roma Bank and are working hard to chart our path forward; a path that presents exciting yet challenging times for the Company and Roma Bank. These challenging times have manifested over the past eighteen months and not only affect us, but also the entire community banking industry.

In July 2011, Roma Bank came under the regulatory jurisdiction of the Office of the Comptroller of the Currency (“OCC”) and the Company came under the jurisdiction of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) when our former regulator, the Office of Thrift Supervision (“OTS”) was dissolved. This change has resulted in new rules enacted by the Federal Reserve that have put new restrictions on the payment of dividends by entities such as the Company. Since the inception of this change, we have strived to keep our shareholders ‘in the know’ through correspondence and information regarding these new regulations.

These rules restrict the Company’s ability to continue to pay dividends to its public stockholders unless it also pays dividends at the same rate to the Company’s mutual holding company, Roma Financial Corporation MHC (“MHC”), or pursue the costly alternative of obtaining the approval of the members of the MHC.  The shares held by the MHC total 22,584,994 shares or 74.5% of the total outstanding shares of Roma Financial Corporation.  Previously, the MHC was able to waive this extraordinary payment resulting in savings of capital, and expenses, while at the same time providing our public shareholders with value. These rules must now be an added consideration in the Board of Directors quarterly re-evaluation of the Company’s dividend policy.

This change first affected the Company’s dividend payment in the second quarter of 2012 and as a result, the Board of Directors concluded that, it was prudent to reduce the amount of the dividend from $.08 per share of stock outstanding – the amount the Company paid since going public in 2006 - to $.04 per share.   Despite our best efforts and the efforts of those similarly situated in the industry to seek to change this policy, none has occurred.

While Roma Bank remains well capitalized by current regulatory standards, proposed new capital rules will impose higher minimum levels of regulatory capital on all financial institutions and significantly alter how risked based capital is determined.  These rules are also of concern industry wide and ones that we, along with our community bank colleagues, will continue our efforts to change.

Accordingly, the Board of Directors has made the prudent, but difficult, decision to suspend the payment of dividends at this time.  The Company will, however, continue our current stock repurchase program as part of our capital management strategy.

Your Board of Directors remains resolute in its commitment to enhance the long term value of its stock and is most grateful for your continued support.